Exhibit 10.24

Certain identified information has been excluded from this Exhibit 10.24 because it is both not material and is the type that the registrant treats as private or confidential. Brackets have been inserted where such information was omitted.

March 29, 2022

Lynn Kirkpatrick

Chief Executive Office

Ensysce Biosciences, Inc.

3210 Merryfield Row

San Diego, CA 92121

Dear Lynn,

Thank you for your interest in Johnson Matthey. As a follow-up to your recent request, we are pleased to provide Ensysce Biosciences with this proposal for GMP manufacture of PF614.

Please note that this proposal is based on technical information provided by Ensysce Biosciences as part of your request for proposal. If additional information becomes available that may modify our assumptions, we are happy to discuss them with you in detail as they may impact this proposal.

Please contact me if I can provide additional information or be of additional service. We are excited about the opportunity to support your chemistry service needs and look forward to your feedback on this proposal.

Kind Regards,

/s/ Laura Milbrandt

Laura Milbrandt

Business Development Manager

Johnson Matthey

25 Patton Road

Devens, MA 01434

Confidential

Johnson Matthey	25 Patton Road, Devens, MA 01434	978-784-5000 www.matthey.com

Proposal for GMP manufacture of PF614 for Ensysce Biosciences, Inc.

Proposal Date: March 29, 2022

Proposal Number: 202202-31203

Johnson Matthey Pharmaceutical Materials, Inc. d/b/a Johnson Matthey Pharma Services (referred to as “JM” hereinafter), is pleased to provide Ensysce Biosciences, Inc. with this proposal for GMP manufacture of PF614.

All work specified in this proposal is subject to the JM Terms and Conditions of Sale attached hereto (“Terms and Conditions”).

The table below provides a high-level summary of the price and timeline proposed with additional details provided in the Scope of Work.

Proposal No: 202202-31203

Stage #	Stage Title	Fixed Fee*	Timeline**
1	cGMP Manufacture of targeted quantity of [ ] Kg PF614 (subject to revision)	$[ ]	[ ] months

*Includes all direct materials.

** Timeline is from commencement of work on the stage and follows receipt of all materials.

JM will use commercially reasonable efforts to achieve the deliverables as outlined in this proposal. This estimate is based on a specific scope of work that was developed using technical information provided by Ensysce Biosciences. Project objectives or technical details may differ from those assumed in this estimate. If a significant difference occurs from the originally proposed scope of work or with the actual technical details from those assumed, JM will assess the impact of such a change and inform Ensysce Biosciences. JM and Ensysce Biosciences will promptly and in good faith develop and agree to a modified project plan to ensure that project delays are avoided or minimized. If these changes result in additional cost, Ensysce Biosciences must authorize the additional cost in writing prior to implementation.

At any time at or after the execution of this proposal, Ensysce Biosciences and JM may mutually agree from time to time to change or expand the Scope of Work agreed upon herein. With respect to each change to the Scope of Work, Ensysce Biosciences and JM shall prepare and execute a change order (“Change Order”), substantially in the form attached as Exhibit A hereto, describing the changes to the Scope of Work, any changes to the pricing, and any changes to the timeline for completion of the revised Scope of Work. Except as may be specified in writing in a Change Order, all work conducted under a Change Order shall be subject to the Terms & Conditions.

Page 1 of 8	Confidential

JM will schedule resources and order materials upon acceptance of this proposal. Scheduling is contingent on prevailing staff commitments, raw material, and equipment availability. Ensysce Biosciences will be notified of the expected start date as soon as is practical. JM will appoint a project leader to oversee the work and serve as the primary technical liaison with Ensysce Biosciences. Project updates will be submitted weekly and conference calls will be arranged on a frequency agreed upon by both parties.

JM will provide a list of all project materials (including, but not limited to, Deliverables as well as starting materials and/or equipment) to Ensysce Biosciences within thirty (30) days after project completion. Within fifteen (15) days after receipt of such project materials list, Ensysce Biosciences shall provide JM with shipping or disposal instructions for all such project materials. JM may dispose of any excess purchased starting materials and/or equipment (e.g. reagents, solvents, catalyst) remaining at the end of the project unless Ensysce Biosciences has provided shipping instructions within the fifteen (15) day period. All shipping and disposal fees related to project materials shall be invoiced in the month they are incurred and shall be in addition to project fees as outlined in this proposal. In no event shall JM be liable for any project materials remaining at JM beyond sixty (60) days following project completion.

Notwithstanding anything to the contrary, all financial terms for this proposal are subject to revision following a review of Ensysce Biosciences by JM’s credit department. Ensysce Biosciences will be invoiced a deposit of 80% of this proposal. Final payment in full is required prior to shipment of the material. Invoices for fixed fee work are issued upon completion of the deliverables. Notwithstanding any of the foregoing, remaining deposit amounts may be applied by JM against any of Ensysce Biosciences’ past due payments under this or any other proposal. Invoices for deposits are due upon receipt. All other Invoices are payable within thirty (30) days from the date of issuance. Unless specified differently in writing, all sales are F.C.A. (Seller’s shipping point).

Postponement or Cancellation: Ensysce Biosciences shall notify JM, in writing, in advance of any desired change to the planned production schedule in Stage 1, including postponement or cancellation. Ensysce Biosciences will pay JM for any and all work performed as of the time of such notice and compensate JM for all non-recoverable and non-cancellable direct expenses related to this Project that have been ordered in advance of commencement of work for this Project, including any relevant shipping and disposal costs. JM will make reasonable commercial effort to fill unused capacity left by the cancellation or postponement of this work. In addition to the aforementioned payment of fees for work performed and expenses incurred, Ensysce Biosciences will compensate JM based on the schedule below:

Compensation Schedule – Postponement or Cancellation (Devens)

Calendar Days Prior to Manufacture Start Date		Price*
91-120	$	[ ] (50%)
61-90	$	[ ] (75%)
60 or less	$	[ ] (100%)

*This Price is per lot of PF614 and is inclusive of direct expenses except where noted above. Credit will be given for any direct expenses not purchased or incurred by JM and raw materials that can be returned to vendor or otherwise reasonably useable by JM for another related or unrelated project. Further consideration/credit for these fees will be considered by JM in the event that some or all of the idle capacity is filled successfully by JM with other business.

For projects that are postponed, JM and Ensysce Biosciences will negotiate in good faith a fee to compensate JM for idle capacity; provided, however, that any postponement by Ensysce Biosciences of a Project for longer than two (2) months beyond the initially scheduled commencement date shall be deemed a cancellation of the project and the above Compensation Schedule(s) for cancellation shall be applicable thereto. In the event of any postponement, upon Ensysce Biosciences’ notice to JM for the recommencement of the project, scheduling of the new commencement date is contingent on then-prevailing staff commitments, raw material, and equipment availability. Ensysce Biosciences will be notified of the expected start date as soon as is practical.

This proposal is valid for sixty (60) days from the preparation date.

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Scheme

[

       ]

Page 3 of 8	Confidential

SCOPE OF WORK

JM will use commercially reasonable efforts to meet all milestones as outlined in this proposal. This proposal is based on technical information provided by Ensysce Biosciences as part of the request for proposal dated 02/08/22 and other available technical information within the public literature and available at JM.

Assumptions

1.	The work in this proposal will be conducted by JM in Devens, MA.

2.	The scope of work described herein is based on the process from the previous JM manufacture campaign of PF614 for Ensysce Biosciences and from the ongoing work under proposal # 202104-29506. The yields used in this proposal are summarized in the Table below:

Process step	Yield used in this proposal	Comments
Oxycodone base	[ ]	Expected Procurement quota of Oxycodone base is [ ] Kg
4346.A non-isolated	[ ]	Used to calculate input of RSM Compound F
Compound F to PF614 (4346.D)	[ ]	Executed yield for 4346.D.20.1 was [ ]

Based on the above yields, on the expected procurement quota (expected for [   ] Kg of Oxycodone) and the maximum volumetric occupancy of the kilo lab reactors, it is estimated that approximately [   ] Kg of Oxycodone.HCl (corresponding to approximately [   ] Kg of Oxycodone base) and approximately [   ] Kg of Compound F will be required for the targeted preparation of [   ] Kg of PF614.

3.	Stage 1 of this proposal is subject to revision based on the successful manufacture of the Stage 4 GMP kilo lab batch as per proposal # 202104-29506 and related change orders.

4.	If JM is able to procure Oxycodone base to support the work in this proposal, then a Change Order will apply.

5.	The deliverables under this proposal may be the subject of third-party patents and patent applications. It is Ensysce Biosciences’ responsibility to ensure freedom to operate for any use of the deliverables and no representation or warranty (express or implied) is given in this respect.

6.	Oxycodone.HCl, Oxycodone base, all opioid intermediates and PF614 are Schedule 2 Controlled Substances. Procurement quota will be required in order to acquire Oxycodone.HCl for Stage 1. The scheduling of this stage is subject to approval of Procurement Quota by the DEA. Assumed procurement quota is [ ] Kg.

7.	All non-opioid compounds including Compound F are not controlled substances.

8.	Oxycodone base and [ ] will be considered the regulatory starting materials.

9.	Intermediates 4346.A and 4346.B will be non-isolated.

10.	Chiral purity will be determined upon release of [ ] and no chiral method for the API is required.

Page 4 of 8	Confidential

11.	Microbial testing for PF614 will be conducted at a qualified contract laboratory.

12.	PF614 and its intermediates are considered non-potent (Category 2 out of 4 on a SafeBridge scale, JM Control Band 3 out of 6), however, since Oxycodone has narcotic effects and is acutely toxic by oral and inhalation routes, Oxycodone and its analogues will be handled using appropriate laboratory techniques.

Stage 1: cGMP Manufacture of Targeted quantity of [  ] Kg PF614

The following is an estimate of the work to be performed by JM under this mutually binding Proposal, subject to revision (such as price and timing) upon completion of the work in proposal # 202104-29506 (and related Change Orders).

JM will manufacture approximately [   ] Kg of Oxycodone base under non-GMP conditions in the kilo lab in Devens, MA. The process will be recorded in non-GMP master batch records. The oxycodone base will be tested according to agreed upon specifications.

JM will then target the manufacture of estimated amount of [   ] Kg of PF614 under cGMP conditions in the kilo-labs in Devens, MA. The process will be documented in controlled cGMP batch records. All documentation and analytical results will be subject to Quality Control and Quality Assurance review and approval. The final material will be tested against agreed upon specifications and released with a Certificate of Analysis (CoA). The testing is anticipated to be consistent with that shown in the Table below. The material will be packaged and sent accompanied by CoA, SDS, BSE/TSE and Certificate of Compliance documentation.

Proposed batch schedule for PF614:

Step		No. of Batches	Planned Equipment
Non-GMP	Oxycodone base	[ ]	100-L Glass Jacketed Reactor
Activated OC (4346.A) (non-isolated)
	Intermediate G (4346.B) (non-isolated)	[ ]	Up to 100-L Glass Jacketed Reactor
GMP	PF614 TFA salt (4346.C)
	PF614 crude (4346.D1)	[ ]	Up to 100-L Glass Jacketed Reactor
	PF614 (4346.D)	[ ]	Up to 100-L Glass Jacketed Reactor

Proposed Testing for PF614:

Test Name
Physical Description
Identification: [1]H NMR
Identification: FTIR
Identification: HPLC RT
Assay (HPLC, weight %)
Purity/Impurities (HPLC, area %)
Residual Solvents (GC, weight %)

Residual TFA (weight %)
Water Content (Karl Fischer Analysis)

Page 5 of 8	Confidential

Elemental impurities (As, Cd, Hg, Pb, Co, V, Ni) by ICP
Residue on Ignition
XRPD
Microbial Bioburden USP <61> Total Aerobic Microbial Count Total Yeast Mold Count
Absence of Specified Organisms USP <62> Salmonella Escherichia coli Staphylococcus aureus Pseudomonas aeruginosa Clostridium Candida Albicans

Deliverables:

●	Target [ ] Kg cGMP of PF614 in one lot.
●	CoA, COC, BSE/TSE and SDS.
●	Campaign Summary Report.
●	Copies of executed batch records.

This estimate is provided solely for budgetary purposes based upon the assumptions stated above and remains subject to revisions (including price and timing).

This stage of the project is expected to be completed [   ] months including release testing from commencement of the work.

Page 6 of 8	Confidential

Additional Service Offerings

Johnson Matthey has leading capabilities in developing optimal polymorphs, salt forms, crystal morphology and controlled particles through our Pharmorphix® solid form sciences. We offer one of the broadest and most reliable services to ensure effective identification, development and manufacture of your drug candidates and commercial products.

Solid Form Sciences services include:

●	Polymorph Screening and Selection of most stable / developable forms

●	Salt and/ or Cocrystal screening and selection

●	Crystallizing amorphous or difficult-to-crystallize compounds

●	Chiral resolution services via crystallization (salt, dynamic kinetic crystallization)

●	Crystallisation development

○	Scale up of selected solid form using a range of PAT tools and modelling

○	Critical parameter robustness evaluation

○	Development of optimal isolation processes

Solid form and particle technologies provide drug manufacturers with powerful tools to improve the physicochemical properties of an active pharmaceutical ingredient (API) and address its aqueous solubility.

Particle Technologies services include:

●	Crystal engineering

○	Filtration and drying improvement
○	Morphology / particle size modification

●	Amorphous Dispersions

○	Screening, evaluation and scale up using Spray Drying / Hot Melt Extrusion

●	Particle Size Reduction

○	Dry Milling: Cone milling, Hammer milling, pin milling (10 to 250 microns)
○	Wet Milling: to tighten/control PSD prior to isolation (1 micron to 250 microns)
○	Jet Milling: to produce micronized product (1 micron to 15 microns)

●	Preformulation development including physicochemical analysis to better understand and predict in vivo behaviours of an API and completing data packages in preparation for IND application

○	High throughput pKa/LogP determinations
○	Small scale, low throughput dissolution
○	Intrinsic, natural and kinetic Solubility
○	pH profiling

Page 7 of 8	Confidential

AUTHORIZATION

Proposal Number: 202202-31203

The proposed work may be authorized by returning (via electronic signature, PDF by email, or standard mail services) a signed copy of the proposal to:

Gina DiBartolomeo

Sales & Marketing Specialist

Johnson Matthey

25 Patton Road, Devens, MA 01434

This proposal, including all work and material provided by JM hereunder, shall be governed by the Terms and Conditions. Any other terms or provisions contained in any purchase order or any other form or document provided by Ensysce Biosciences, Inc. are void and of no effect unless otherwise expressly agreed in writing signed by Ensysce Biosciences, Inc. and Johnson Matthey Pharma Services. Except as otherwise expressly agreed by the parties in writing, in the event of any conflict or inconsistency between the terms of this proposal and the Terms and Conditions, the Terms and Conditions shall govern. By its signature below, Ensysce Biosciences, Inc. hereby authorizes JM to perform the work detailed in this proposal subject to the Terms and Conditions.

For: Ensysce Biosciences, Inc.

/s/ Lynn Kirkptrick	04/04/2022
Signature
Lynn Kirkpatrick	PO# 22023
Printed Name

For: Johnson Matthey Pharmaceutical Materials, Inc.

Date: 07 April 2022
/s/ Garrett Dilley	Date: 07 April 2022
Garrett Dilley
Global Commercial Sr. Director

Page 8 of 8	Confidential

Exhibit A

Johnson Matthey Pharma Services / Ensysce Biosciences, Inc.

CHANGE ORDER # to PROPOSAL #202202-31203

This Change Order, effective as of            , is made to and amends Proposal #202202-31203, dated between Ensysce Biosciences and Johnson Matthey Pharmaceutical Materials, Inc. d/b/a Johnson Matthey Pharma Services (“JM”).

The following changes are hereby made to 202202-31203:

I.	Change to Fees and Expenses

Additional expense will be billed as: Choose an item.

Proposal contract value due to this Change Order will be increased/decreased by: $

II.	Change to Performance Timeline:

The timeline for performance will be Choose an item. by calendar days.

AUTHORIZATION

The proposed work may be authorized by returning (via electronic signature, PDF by email, or standard mail services) a signed copy of the change order to:

Gina DiBartolomeo

Sales & Marketing Specialist

Johnson Matthey 25 Patton Road, Devens, MA 01434

This certifies that the authorized signatories below have reviewed and approved the information and amendments set forth in this Change Order and that Johnson Matthey Pharma Services and Ensysce Biosciences hereby agree to perform their respective obligations under 202202-31203 as revised herein based on the price and time revisions listed above.

Global Commercial Sr. Director
Garrett Dilley	Title	Date

Ensysce Biosciences Representative	Title	Date

i	Confidential

JM STANDARD TERMS AND CONDITIONS

1. Proposal; Governing Provisions – These terms and conditions shall govern the performance of the services (the “Services”) to be performed by Johnson Matthey Pharmaceutical Materials, Inc. doing business as Johnson Matthey Pharma Services (“Seller”) under its proposal (the “Proposal”) to which these terms and conditions are attached, and the client named in such Proposal (“Buyer”) hereby assents to the Proposal and these terms and conditions herein contained. Any provisions contained in any purchase order or any other form or document provided by Buyer are hereby rejected unless otherwise expressly accepted in writing signed by Buyer and Seller. There are no other representations, agreements, promises or understandings between Buyer and Seller that are not expressed herein or in the Proposal.

2. Changes; Cancellation - If Buyer requests a change in the scope of the Services or requests additional Services, the parties shall negotiate in good faith, and attempt to agree in writing, on a change order setting forth revised terms, revised budget and/or any other revision for such Services. Neither party shall be entitled and/or obligated to implement any part of the changes without prior written agreement between the parties with respect thereto. No cancellation, suspension or deferral of an order by Buyer shall have any force, effect or validity whatsoever except with Seller’s written consent, and under conditions which will indemnify and make whole Seller for any costs incurred by Seller due to such changes, cancellation, suspension or deferral or as otherwise set forth in the Proposal.

Notwithstanding anything else to the contrary in these terms and conditions, a party shall be entitled to terminate the Proposal forthwith in writing if the other party shall have a receiver, administrator, administrative receiver or similar officer appointed, or shall pass a resolution for winding-up (other than a winding-up for the purpose of or in connection with any solvent amalgamation or reconstruction) or a court shall make an order to that effect, or if a party shall enter into any composition or arrangement with its creditors (other than relating to a solvent restructuring) or shall cease to carry on business. Termination of the Proposal under this clause will not affect either party’s rights accruing before the date of termination.

3. Delivery; Claims; Delays - Unless specified differently in writing, all sales are F.C.A. (Incoterms 2020) Seller’s shipping point. Delivery of goods to the carrier at Seller’s plant or other loading point shall constitute delivery to Buyer and regardless of shipping terms, all risk of loss or damage in transit shall be borne by Buyer. Seller reserves the right to make delivery in instalments, all such instalments to be separately invoiced and paid for when due per invoice, without regard to subsequent deliveries. Delay in delivery of any instalment shall not relieve Buyer of Buyer’s obligations to accept remaining deliveries. Immediately upon Buyer’s receipt of any goods shipped hereunder, Buyer shall inspect the same and shall notify Seller in writing of any claims for shortages, defects or damages and shall hold the goods for Seller’s written instructions concerning disposition. If Buyer shall fail to so notify Seller within five (5) days after the goods have been received by Buyer, such goods shall conclusively be deemed to conform to the terms and conditions hereof and to have been irrevocably accepted by Buyer.

4. Payment

(a) Payment for the Services shall be in accordance with the milestone or stage payments set out in the Proposal or as otherwise provided in the Proposal. Invoices shall be paid not later than thirty (30) days from the date of issuance (or earlier, to the extent that a payment requires to be made prior to commencement of the Services). Unless otherwise agreed, commencement of product manufacturing Services is subject to receipt of an advance payment of not less than twenty-five percent (25%) of the direct labor budget, together with the estimated purchase price of the raw materials concerned. The advance payment shall be credited proportionately against each invoice payable hereunder in accordance with the percentage of the Services then completed.

(b) If Buyer fails to pay Seller the amounts owed within the time specified in the Proposal, Seller may at its sole discretion choose to: (a) terminate the Proposal on written notice to Buyer; (b) elect to charge and recover from Buyer a further sum of 2% (or such lesser percentage as Seller in its discretion elects) of the unpaid amount of the invoice in question for each month or part month of delay by way of interest; (c) suspend all further work for Buyer pending the payment of such outstanding monies and/or (d) require full payment in advance for any further Services.

5. Taxes and other charges - Any use tax, sales tax, excise tax, duty, custom, inspection or testing fee, or any other tax, fee or charge of any nature whatsoever imposed by any governmental authority on or measured by the transaction between Seller and Buyer, shall be paid by Buyer in addition to the prices quoted or invoiced. In the event Seller is required to pay any such tax, fee, or charge, Buyer shall reimburse Seller therefore; or in lieu of such payment, Buyer shall provide Seller at the time the order is submitted an exemption certificate or other document acceptable to the authority imposing the tax, fee or charge. Materials and waste disposal will be billed at Seller’s cost plus 8%.

ii	Confidential

6. Limited Warranty - Seller warrants that it shall use commercially reasonable efforts to provide the Services pursuant to the Proposal and that its products, if any, shall conform to the description of the products under the Proposal. THIS WARRANTY IS EXCLUSIVE, AND SELLER MAKES NO OTHER WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. Seller’s warranties made in connection with the products delivered hereunder shall not be effective if Seller has determined, in its sole discretion, that Buyer has misused the products in any manner or has failed to use the products in accordance with instructions, if any, furnished by Seller. Seller’s sole and exclusive liability and Buyer’s exclusive remedy with respect to products proven to Seller’s satisfaction to be defective or nonconforming shall be the repair or replacement of such non-conforming products without charge or refund of the cost to manufacture such products, in Seller’s sole discretion, upon the return of such products in accordance with Seller’s instructions. IN NO EVENT SHALL SELLER SHALL BE LIABLE FOR ANY LOST PROFITS, REVENUE OR OPPORTUNITY OR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR CONTINGENT DAMAGES. Without limiting the generality of the foregoing, it is acknowledged by Buyer that the Services are in respect of research and development work and as such that Seller cannot guarantee that the Services will be successful and/or that any particular results will be achieved. Buyer agrees that Seller shall have no liability, and Buyer shall not make any claim(s) against Seller, in the event that the Services are unsuccessful and/or do not achieve any particular results. Any claim by Buyer of a breach of the warranty set forth hereinabove must be made in writing to Seller by no later than six (6) months following completion of the Services or thirty (30) days following receipt of the product, as the case may be.

7. Provision of Materials - Where applicable, Buyer shall provide Seller free of charge with such materials (including compounds, substrates and samples) as may be reasonably required by Seller to enable Seller to perform the Services (“Materials”). Buyer shall provide Seller with relevant occupational health and safety information in respect of any Materials provided by Buyer, including material safety data sheets. Buyer will provide such toxicity data as is available in respect of the Materials. Buyer warrants that the Materials shall conform with the material safety data sheets and the declared toxicity thereof. Seller shall not use Materials for any other purpose than the conduct of the Services. Materials shall not be analyzed, reverse engineered or used except to the extent necessary to conduct the Services. Buyer warrants that the possession and/or use of the Materials by Seller and/or its Affiliates (as hereinafter defined) in the performance of the work under this Proposal will not infringe any intellectual property rights of a third party and shall indemnify, defend and hold Seller and its Affiliates and their respective directors, officers, employees and affiliates harmless from and against any losses, damages, costs and expenses arising from any third party claim that such use of the Materials, and/or the specific molecule or set of specific molecules, compound, product or material which are the subject matter of the Services provided by Seller, infringes its intellectual property rights.

8. Buyer’s Use of Products – Unless otherwise provided in the Proposal, the products and deliverables provided hereunder are intended primarily for laboratory research purposes in the pharmaceutical area and, unless produced by Seller under cGMP conditions or otherwise agreed in writing, are not to be used for human consumption or any other clinical purposes, including but not limited to in vitro diagnostic purposes or for commercial purposes. Buyer acknowledges that the products have not been tested by Seller for safety and efficacy in food, drug, device, cosmetic, commercial or any other use. Buyer warrants that Buyer will properly test, use, manufacture and market any products purchased from Seller and any final articles made from them in accordance with the practices of a reasonable person who is an expert in the field and in strict compliance with all applicable federal and state food, drug, device, and cosmetic and other relevant laws and regulations. Buyer further warrants that any final articles manufactured from Seller’s products shall not be adulterated within the meaning of the Federal Food, Drug and Cosmetic Act and shall not be articles which may not, under Sections 404, 505 or 512 of the Act, be introduced into interstate commerce. Buyer has the responsibility to conduct any research necessary to learn the hazards involved in using products purchased from Seller. Seller’s products are provided for pharmaceutical research and development purposes and therefore may not be on the Toxic Substances Control Act (TSCA) inventory. In the event Buyer’s intended use of the products is subject to TSCA, Buyer hereby assumes all responsibility to assure that the products purchased from Seller are approved for use under TSCA, if applicable, shall notify Seller of such use and shall provide Seller with certification that the product is listed on the TSCA inventory or is exempt from such listing. Buyer also has the duty to warn Buyer’s customers and any auxiliary personnel (such as freight handlers, etc.) of any risks involved in using or handling the products. Buyer agrees to comply with instructions, if any, furnished by Seller relating to the use of the products and further agrees not to misuse the products in any manner. If the products purchased from Seller are to be repackaged, relabeled or used as starting materials or components of other products, Buyer will verify Seller’s assay of the products. No products purchased from Seller shall be considered to be foods, drugs or cosmetics; nor, except if labeled “For in Vitro Diagnostic Use” to be devices.

iii	Confidential

9. Ownership and Use of Results

(a) Buyer shall own all right, title and interest in all intellectual property, including without limitation material, data, information, patentable inventions, discoveries and improvements and non-patentable processes and the like created, invented or conceived by Seller specifically and directly resulting from the performance of the Services (“Results”) and the right to exploit such Results at its sole discretion and risk. Seller assigns to Buyer all such

Results and shall provide reasonable assistance to Buyer in applying for patents with respect to any such Results, the reasonable costs of such assistance being borne by Buyer. Nothing contained in these terms and conditions shall be deemed to grant to Seller any rights or licenses under any patent applications or patents or under any know-how, technology or inventions of Buyer.

(b) Notwithstanding the foregoing, Buyer hereby acknowledges and agrees that, as between Seller and Buyer, Seller shall retain and own all right, title and interest in (i) those properties, methods, processes, procedures, technologies, know-how and other intellectual property owned or controlled by Seller as of the date of the execution of the Proposal and (ii) such additional properties, methods, processes, procedures, technologies, know-how and other intellectual property developed or otherwise acquired by Seller during the course of the performance of the Services but outside of the scope of the work undertaken pursuant to the Proposal and/or such works, information and improvements (and relevant intellectual property rights) related to properties, methods, processes, procedures, technologies, know-how and other intellectual property which relate to Seller’s business or operations generally and not specifically to manufacturing Buyer’s proprietary compound or technology (collectively, “Seller Technology”). Buyer assigns to Seller all such rights, title and interest in and to any Seller Technology and shall provide reasonable assistance to Seller in applying for patents with respect to any such Seller Technology, the reasonable costs of such assistance being borne by Seller. Nothing contained in these terms and conditions shall be deemed to grant to Buyer any rights or licenses under any patent applications or patents or under any know-how, technology or inventions of Seller.

10. Indemnification

(a) Seller shall indemnify, defend and hold harmless Buyer and the officers, directors and employees of Buyer from all losses, liabilities, damages and expenses (including reasonable legal fees and costs) that Buyer may suffer as a result of any claims, suits, demands, actions or other proceedings brought by a third party (“Claims”) to the extent arising out of (i) the breach by Seller of the provisions of the Proposal or these terms and conditions or (ii) out of the fraud, negligence or willful misconduct of Seller, its employees or agents in the course of Seller’s provision of Services pursuant to the Proposal; except, in each case, to the extent such Claim is caused by the fraud, negligence or willful misconduct of Buyer.

(b) Buyer shall indemnify, defend and hold harmless Seller and its Affiliates and their respective officers, directors and employees from all losses, liabilities, damages and expenses (including reasonable legal fees and costs) that Seller and/or its Affiliates may suffer as a result any Claims to the extent arising out of (i) Buyer’s breach of the provisions of the Proposal or these terms and conditions or (ii) Buyer’s possession, handling or use of any Results, products or other deliverables of the Services provided by Seller after Buyer’s receipt thereof; except, in each case, to the extent such Claim is caused by the fraud, negligence or willful misconduct of Seller and/or Affiliates, as the case may be.

(c) In case any action, proceeding or claim shall be brought against one of the parties hereto (an “Indemnified Party”) in respect of which indemnity may be sought against the other party hereto (the “Indemnifying Party”) such Indemnified Party shall promptly notify the Indemnifying Party in writing. The failure by an Indemnified Party to notify the Indemnifying Party of such claim shall not relieve the Indemnifying Party of responsibility under this section, except to the extent such failure adversely prejudices the ability of the Indemnifying Party to defend such claim. The Indemnifying Party at its expense, with counsel of its own choice, shall defend against, negotiate, settle or otherwise deal with any such claim, provided that the Indemnifying Party shall not enter into any settlement or compromise of any claim which could lead to liability or create any financial or other obligation on the part of the Indemnified Party without the Indemnified Party’s prior written consent. The Indemnified Party may participate in the defense of any claim with counsel of its own choice and at its own expense. The parties agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such claims. In the event that the Indemnifying Party does not undertake the defense, compromise or settlement of any claim, the Indemnified Party shall have the right to control the defense or settlement of such claim with counsel of its choosing.

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11. Limit on Liability – The maximum combined aggregate liability of Seller and its Affiliates for any claim or series of related claims howsoever arising, whether in contract (including warranties and/or indemnities), tort (including negligence), breach of statutory duty, misrepresentation, strict liability, local laws or otherwise, shall be limited to an amount equal to the aggregate amount of the fees paid and fees accrued but unpaid to Seller for the relevant Service(s) pursuant to the Proposal as at the date of the occurrence of the event, matter or circumstance giving rise to such claim (or, where there is a series of related claims, the event, matter or circumstance giving rise to the first relevant claim). Seller and its Affiliates shall not be liable for any loss of profit or plant down-time, loss of use, loss of business, loss of margin, loss of contract, loss of goods, loss of goodwill, loss of anticipated savings (in each case whether direct or indirect) or any form of special, indirect or consequential losses arising out of or in connection with the provision of its Services. Nothing in these terms will exclude or limit the liability of Seller and its Affiliates for (i) fraud or fraudulent misrepresentation or (ii) death or personal injury relating to the provision of the Services and arising from the negligence of Seller and/or its Affiliates.

12. Patent Indemnification and Disclaimer - Buyer agrees to indemnify, defend and hold harmless and make whole Seller and its Affiliates from and against any and all liability for any patent, trade secret or other intellectual property infringement, misappropriation or misuse (including attorney’s fees and other costs of defending any action) that Seller and/or its Affiliates may sustain or incur in using any material or information supplied to Seller by Buyer. Seller does not warrant that the use or sale of the Results and/or any products delivered hereunder will not infringe the claims of any United States or foreign patents or any other intellectual property rights that any third-party may have in and to the synthetic process or solid state properties, the product itself or the use thereof in combination with other products or in the operation of any process.

13. Subcontracting – Unless otherwise agreed between Seller and Buyer, Seller may subcontract any or all of its obligations in respect of the Services to be provided to Buyer to any Affiliate of Seller, provided that Seller remains fully responsible to Buyer for any Services performed by its subcontractors as if Seller were providing such Services. Invoices for services may be issued by such subcontractors. For the purposes of these terms and conditions, “Affiliate” in relation to a party means any other person that controls, is controlled by or is under common control with such party (where “control” means: (a) to possess, directly or indirectly, the power to direct the management or policies of a person, whether through ownership of voting securities or by contract relating to voting rights or corporate governance; or (b) to own, directly or indirectly, 50% or more of the voting securities or other ownership interest of such person).

14. Confidentiality – Seller and Buyer each possess valuable information, samples, technical knowledge, specifications, know-how, experience and data of a secret and confidential nature, all of which is regarded by it as a commercial asset of considerable value (“Confidential Information”). Each is willing to disclose its Confidential Information on the terms set out in this provision. For the purposes of this provision, the party disclosing its Confidential Information (directly or indirectly) is the “Discloser” and the party receiving that information (directly or indirectly) is the “Recipient”, and “Disclosed Information” is Confidential Information disclosed by a party.

(a) The Recipient agrees:

(i) to treat the Discloser’s Disclosed Information as secret and strictly confidential and not disclose it to any third party save as provided in this provision; and

(ii) not to use the Discloser’s Disclosed Information for any purpose except to the extent required for the provision or receiving (as appropriate) of the Services to which these terms and conditions relate.

(b) The Recipient may disclose the Discloser’s Disclosed Information to directors, officers and employees of Recipient or of any of its Affiliates (“Representatives”) whose knowledge of it is strictly necessary for the provision or receiving (as appropriate) of the Services to which these terms and conditions relate, provided that such Representative is bound by obligations of confidentiality that are at least equivalent to those contained in this provision and the Recipient shall be liable for any disclosure of the Discloser’s Disclosed Information by its Representatives in contravention of the obligations to which the Recipient is subject pursuant to this provision as if such disclosure had been made by the Recipient.

(c) The undertakings in paragraphs (a) and (b) shall not apply to Disclosed Information to the extent that:

(i) it is, at the time of disclosure to the Recipient, published or otherwise generally available to the public otherwise than through any act or omission on the part of the Recipient;

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(ii) after disclosure by the Discloser, it is published or becomes generally available to the public, otherwise than through any act or omission on the part of the Recipient;

(iii) was in the Recipient’s possession at the time of disclosure to it by the Discloser and was not acquired directly or indirectly from the Discloser;

(iv) it was rightfully acquired from others who did not obtain it subject to any obligation of confidentiality to the Discloser; or

(v) it is created or developed by the Recipient wholly independently of the Disclosed Information.

(d) These provisions shall survive termination or expiry.

15. Bribery, Financial Crime and Export Rules

(a) Each party agrees that it will not, in connection with the Services, directly or indirectly, pay, offer, promise to pay or authorise the payment of, any monies or financial or other advantage in violation of any anti-corruption laws and in particular (but without prejudice to the generality of the foregoing) the Bribery Act 2010 and the US Foreign Corrupt Practices Act of 1977. Further, it confirms that it has not taken, nor will take, directly or indirectly, any action in connection with the Services that would cause the other party, or the other party’s officers, directors, employees and/or affiliates, to be in violation of any anti-corruption laws including the Bribery Act 2010 and the US Foreign Corrupt Practices Act of 1977.

(b) Each party warrants and represents that it shall comply with all applicable taxation, anti-money laundering and financial crime laws, regulations and rules (“Financial Crime Laws”) and:

(i)	any consideration paid for the purchase of the Services does not constitute the proceeds of crime under any applicable Financial Crime Laws and is not derived from conflict, terrorism or money laundering sources;

(ii)	it shall not commit an offence of cheating the public revenue or an offence consisting of being knowingly concerned in, or in taking steps with a view to, the fraudulent evasion of a tax by itself or any other person;

(iii)	unless otherwise agreed in writing by Seller, Buyer will only make payments to Seller from an account held in Buyer’s name.

(c) Each party acknowledges and agrees that:

(i)	the Services (and products incorporating the Services) and confidential information of each party respectively (including technical information constituting technology) may be subject to applicable export control and trade sanction laws, regulations, rules and authorisations or licences, including Council Regulation (EC) No. 428/2009, the UK Export Control Act 2002, the US Export Administration Regulations, the US International Traffic in Arms Regulations, and any local regulations to which Buyer and Seller may be subject or any legislation replacing the foregoing and any orders issued under the foregoing (the “Export Control Rules”);

(ii)	each party shall be responsible for its compliance with the Export Control Rules and shall not do anything which would cause the other party to be in breach of the Export Control Rules. Neither party will, nor will procure that any person acting on its behalf will, use, sell, re-sell, export, re-export, transfer, divert, distribute, dispose of, disclose or otherwise deal with the Services (or products incorporating the Services) and/or confidential information of the other party, directly or indirectly, to any country, destination or person without first obtaining any required export licence or other governmental authorisation and completing such formalities as may be required by the Export Control Rules.

(d) Each party agrees to indemnify the other party against any losses, liabilities, damages, costs (including reasonable legal fees) and expenses incurred as a result of the such party’s breach of the provisions of Sections 15(a), (b) or (c) above by it or its employees, agents, contractors or representatives. This Section 15 shall survive termination, completion or expiry of the Proposal.

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16. Data Protection

(a) For the purposes of this Section 16:

(i)	Data Protection Laws means all data protection laws, regulatory requirements, guidance and codes of practice, including Regulation (EU) 2016/679 (the so-called “GDPR”), the Privacy and Electronic Communications (EC Directive) Regulations 2003 (the so-called “PECR”) and the Data Protection Act 2018;

(ii)	“Controller”, “Processor”, “Personal Data”, “Process”, “Processing”, “Processed” and “Data Subject” have the meanings given to those terms by the Data Protection Laws.

(b) With regard to any Personal Data processed by Seller or Buyer in connection with the Services, the parties will respectively each be a Controller in respect of such processing.

(c) Seller and Buyer shall each comply with the requirements of the Data Protection Laws applicable to Controllers in connection with the Services and shall not knowingly do anything or permit anything to be done which might lead to a breach by the other of the Data Protection Laws.

17. Returns - Products may not be returned for credit except with Seller’s permission, and then only in strict compliance with Seller’s return-shipment instructions.

18. Force Majeure

(a) Either party shall be excused from performing any of its obligations with respect to the Services if their performance is delayed or prevented by any cause beyond such party’s control, including, but not limited to, war, explosion, hostilities, revolution, civil commotion, act of terrorism, strike, lockouts or other industrial disputes, lack of or failure of utility services or transportation facilities or materials, epidemic, pandemic, rain, fire, wind, earthquake, flood or because of any law, order, proclamation, regulation, sanction, embargo, or ordinance of any government, or of any subdivision thereof, or because of Acts of God, (“Force Majeure”). Performance shall be excused only to the extent of and during the reasonable continuance of such Force Majeure and/or the consequences thereof. Any agreed deadline or time for performance of the Services or part thereof which falls due during or subsequent to the occurrence of any Force Majeure herein shall be automatically extended for a period of time equal to the period of such Force Majeure.

(b) Each party shall promptly notify the other party in writing upon becoming aware of an event of Force Majeure as well as the expiration thereof. However, if the Force Majeure persists for a period of one (1) month after receipt of notice, such other party shall be entitled to terminate the Proposal and the Services in writing without further notice.

19. General

(a) No waiver by Seller of any breach of the Proposal by Buyer shall be considered as a waiver of any subsequent breach of the same or any other provision.

(b) If any provision of these terms and conditions is held by any competent authority to be invalid or unenforceable in whole or in part the validity of the other provisions of these terms and conditions and the remainder of the provision in question shall not be affected.

(c) No party shall assign the Proposal without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed, provided however that a party may assign or subcontract any or all of its rights and obligations under Proposal to an Affiliate.

20. Governing Law – Any contract resulting from acceptance of these terms and conditions, and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims), shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts, USA, without reference to its conflicts of laws rules, and the parties submit to the non-exclusive jurisdiction of the federal and state courts of the Commonwealth of Massachusetts, USA.

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